Exhibit 99.2

FOR IMMEDIATE RELEASE

Ironwood Pharmaceuticals Appoints Alexander Denner, Ph.D., to Board of Directors

BOSTON, Mass., November 5, 2020 — Ironwood Pharmaceuticals, Inc. (NASDAQ: IRWD) today announced the appointment of Alexander Denner, Ph.D., to its Board of Directors, effective November 9, 2020. Dr. Denner is the founding partner and chief investment officer of Sarissa Capital Management LP. With the appointment of Dr. Denner, Ironwood’s Board of Directors will now be comprised of 10 directors, eight of whom are independent.

“We are pleased to welcome Alex to the Ironwood Board,” said Julie McHugh, chair of the Board. “Alex is a highly respected and seasoned healthcare investor and director, with significant experience overseeing the operations of healthcare companies. We believe his wealth of knowledge will be invaluable as we continue on our mission to advance GI medicines, redefine the standard of care for GI patients, and deliver shareholder value.”

Dr. Denner stated, “I look forward to working with my fellow board members to create value at Ironwood.”

Dr. Denner has been appointed to the Governance and Nominating Committee of the Board, effective as of November 9, 2020.

About Alexander Denner

Dr. Denner is a founding partner and chief investment officer of Sarissa Capital Management LP, where he has been since 2011. Sarissa Capital focuses on improving the strategies of companies to enhance shareholder value. From 2006 to 2011, Dr. Denner served as a senior managing director at Icahn Capital L.P. Prior to that, he served as a portfolio manager at Viking Global Investors and Morgan Stanley Investment Management. Dr. Denner serves on the board of directors of Biogen Inc. In the last five years, Dr. Denner has served as chair of the board of directors of Ariad Pharmaceuticals, Inc. and The Medicines Company, as well as a member of the board of directors of Bioverativ Inc. Dr. Denner received an S.B. in mechanical engineering from Massachusetts Institute of Technology, an M.S. and M. Phil in mechanical engineering from Yale University, and an interdisciplinary Ph.D, also from Yale University.

About Ironwood Pharmaceuticals

Ironwood Pharmaceuticals (Nasdaq: IRWD) is a GI-focused healthcare company dedicated to creating medicines that make a difference for patients living with GI diseases. We discovered, developed and are commercializing linaclotide, the U.S. branded prescription market leader for adults with irritable bowel syndrome with constipation (IBS-C) or chronic idiopathic constipation (CIC).

Ironwood was founded in 1998 and is headquartered in Boston, Mass. For more information, please visit our website at www.ironwoodpharma.com or www.twitter.com/ironwoodpharma; information that may be important to investors will be routinely posted in both these locations.

Forward-Looking Statements

This press release contains forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements, including statements about Dr. Denner’s appointment to the Company’s Board and a committee of the Board, including the effective date of such anticipated appointment, Dr. Denner’s status as an independent director, and the composition of the Board and committees following Dr. Denner’s anticipated appointment; the anticipated benefits of Dr. Denner’s contributions to the Board and relevant committee; and the Company’s ability to execute on its GI-focused strategy and deliver value for its shareholders. These forward-looking statements (except as otherwise noted) speak only as of the date of this press release and Ironwood undertakes no obligation to update these forward-looking statements. Each forward-looking statement is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statement. Applicable risks and uncertainties include those related to the possibility that Dr. Denner does not join the Board or committee of the Board on the anticipated effective date of his appointment for any reason; that the Board and committee composition is other than as currently contemplated for any reason; effectiveness of development and commercialization efforts by us and our partners; preclinical and clinical development, manufacturing and formulation development; the risk that clinical programs and studies may not progress or develop as anticipated, including that studies are delayed or discontinued for any reason, such as safety, tolerability, enrollment, manufacturing, economic or other reasons, including due to the impacts of the COVID-19 pandemic; the risk that findings from our completed nonclinical and clinical studies may not be replicated in later studies; efficacy, safety and tolerability of linaclotide and our product candidates; the risk that the therapeutic opportunities for LINZESS or our product candidates are not as we expect; decisions by regulatory and judicial authorities; the risk that we may never get sufficient patent protection for linaclotide and other product candidates, that patents for linaclotide or other products may not provide adequate protection from competition, or that we are not able to successfully protect such patents; developments in the intellectual property landscape; challenges from and rights of competitors or potential competitors; the risk that our planned investments do not have the anticipated effect on our company revenues; the risk that we are unable to manage our expenses or cash use, or are unable to commercialize our products as expected; and the risks listed under the heading "Risk Factors" and elsewhere in Ironwood's Quarterly Report on Form 10-Q for the quarter ended June 30, 2020 and in our subsequent SEC filings. In addition, the COVID-19 pandemic and the associated containment efforts have had a serious adverse impact on the economy, the severity and duration of which are uncertain. Government stabilization efforts will only partially mitigate the consequences. The extent and duration of the impact on our business and operations is highly uncertain. Factors that will influence the impact on our business, operations and financial results include the duration and extent of the pandemic, the extent of imposed or recommended containment and mitigation measures, and the general economic consequences of the pandemic. The pandemic could have a material adverse impact on our business, operations and financial results for an extended period of time.

SOURCE: Ironwood Pharmaceuticals, Inc.

Investors and Media:

Meredith Kaya, 617-374-5082

mkaya@ironwoodpharma.com

Media:

Beth Calitri, 978-417-2031

bcalitri@ironwoodpharma.com